SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



             Date of Report (Date of earliest event reported):
                             September 1, 1998



                         FINGERHUT COMPANIES, INC.
           (Exact name of registrant as specified in its charter)


        MINNESOTA                   1-8668                 41-1396490
(State or other jurisdiction      (Commission          (I.R.S. Employer
      of incorporation)           File Number)        Identification No.)


                4400 Baker Road, Minnetonka, Minnesota 55343
            (Address of principal executive offices) (zip code)


                               (612) 932-3100
            (Registrant's telephone number, including area code)


                               Not Applicable
       (Former name or former address, if changed since last report)

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Item 2.  Disposition of Assets.

          On September 25, 1998, Fingerhut Companies, Inc., a Minnesota corporation ("FCI"), spun off (the "Spin-Off") FCI's approximate 83% interest in Metris Companies Inc., a Delaware corporation ("Metris"). Pursuant to the Spin-Off, FCI effected a distribution of all of the shares of common stock, par value $.01 per share, of Metris (the "Metris Shares") owned by FCI on a pro rata basis to all of the holders of common stock, par value $.01 per share, of FCI (the "FCI Common") on the applicable record date, September 11, 1998 (the "Record Date"). Each Fingerhut shareholder received 0.318351 of a Metris Share for every share of FCI Common held on the Record Date.

          Certificates representing fractional Metris Shares were not issued. Instead, Norwest Bank Minnesota, N.A., as the distribution agent for the Spin-Off, calculated cash in lieu of fractional share payments based on $49.0625 per share, which was the average of the closing bid and asked prices of Metris Shares as of the Distribution Date. On September 28, 1998, checks for cash in lieu of fractional shares were mailed to the record holders of FCI Common as of the Record Date.

          The Metris Shares are listed on the Nasdaq under the symbol MTRS. On August 18, 1998, FCI received a written ruling from the Internal Revenue Service ("IRS") stating that, among other things, the Spin-Off would not be a taxable event to either of FCI or the holders of FCI Common. The Spin-Off, and each of the other transactions related thereto, were approved by the Board of Directors of FCI on August 10, 1998.

          Further information regarding the Spin-Off can be found in the Form 8-K dated August 17, 1998, announcing IRS approval of the Spin-Off and in the Information Statement mailed to record holders of FCI Common earlier this month.

Item 5.  Other Events.

         Option Exercises and Share Repurchase.

          Earlier this month, Theodore Deikel, the chairman and chief executive officer of FCI, exercised certain options to acquire FCI Common, which resulted in Deikel's holdings increasing by a net total of 2,178,328 shares. In connection with these option exercises, on September 3, 1998, FCI repurchased from Deikel 528,331 shares at a price of $27.50 per share
(i) to cover additional taxes in excess of FCI's withholding obligation relating to the option exercises and (ii) to pay the outstanding balance of a loan to a third party which Deikel incurred to pay taxes on his exercise of options in 1992.

         Stock Repurchase; Non-Recurring Charge.

          FCI announced on September 25, 1998 that, following the Spin-Off, FCI will begin repurchasing shares with funds obtained by discontinuing its current dividend of $.04 per quarter, will take a non-recurring charge of $120 million relating to the refinancing of certain privately-placed senior notes and will take a non-recurring, after-tax write-down of certain assets. Additional information regarding these developments can be found in the press release attached hereto as Exhibit 99.1.

         Amendments to Stock Option Plans.

          On August 18, 1998, FCI amended each of its Stock Option Plan (the "1990 Plan"), 1992 Long-Term Incentive and Stock Option Plan (the "1992 Plan") and 1995 Long-Term Incentive and Stock Option Plan (the "1995 Plan"; collectively, the "Plans"). These amendments, among other things,
(i) permit FCI to make loans to optionees under the Plans at market interest rates or to withhold FCI common, in each case in the sole discretion of the Compensation Committee of the Board of Directors, in order to assist such optionees in paying the exercise price or taxes relating to option exercises and (ii) permit, in the case of the 1990 Plan and the 1995 Plan (subject to certain conditions), the acceleration of options granted under such Plans as of the time immediately prior to the Record Date, so long as such options are exercised prior to the Distribution Date. Copies of the Amended and Restated 1990 Plan, Amendment No. 2 to the 1992 Plan and the Amended and Restated 1995 Plan are attached hereto as Exhibits 99.2, 99.3 and 99.4, respectively.

Item 7.  Financial Statements and Exhibits.

          (b) Pro Forma Financial Information:

          Pro forma financial statements relating to the Spin-Off are not included herewith, but will be filed by amendment hereto on or before November 8, 1998.

          (c) Exhibits:

              99.1 Press Release of Fingerhut Companies, Inc., dated September 25, 1998.
              99.2 Fingerhut Companies, Inc. Stock Option Plan, Amended and Restated as of August 18, 1998.
              99.3 Amendment No. 2, dated as of August 18, 1998, to Fingerhut Companies, Inc. 1992 Long-Term Incentive and Stock Option Plan.
              99.4 Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan, Amended and Restated as of August 18, 1998.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  October 1, 1998

                                   FINGERHUT COMPANIES, INC.

                                        By:  /s/ Michael P. Sherman
                                           ----------------------------
                                             Michael P. Sherman
                                             Executive Vice President,
                                             Business Development,
                                             General Counsel and Secretary